EXHIBIT 4.20

                  FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

      This First Amendment to Note Purchase Agreement (this "First Amendment") dated as of October 29, 1998 is between TEXOIL, INC., a Nevada corporation (the "COMPANY"), and RIMCO PARTNERS, L.P., a Delaware limited partnership, RIMCO PARTNERS, L.P. II, a Delaware limited partnership, RIMCO PARTNERS, L.P. III, a Delaware limited partnership, and RIMCO PARTNERS, L.P. IV, a Delaware limited partnership (collectively, the "NOTEHOLDERS").

                            PRELIMINARY STATEMENTS

      A. The Company and the Noteholders have heretofore entered into that certain Note Purchase Agreement dated December 31, 1997 (the "NOTE AGREEMENT").

      B. The Company and the Noteholders now desire to amend the Note Agreement with respect to the matters set forth herein.

      C. Capitalized terms used herein shall have the respective meanings described thereto in the Note Agreement unless herein defined or the context shall otherwise require.

                                  AGREEMENTS

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders agree as follows:

SECTION 1.  AMENDMENT.

      Section 10.03(a) of the Note Agreement is hereby amended in its entirety to read as follows:

            "(a) its Current Assets, at any time, to be less than the sum of (i) its Current Liabilities as at such date, minus (ii) any portion of such Current Liabilities consisting of amounts owing on the Notes or the Senior Debt; or"

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      2.1 The Company represents and warrants to the Noteholders that:

            (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

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            (b) The Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

            (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and
      (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument;

            (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

            (e) all representations and warranties contained in Article V of the Note Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3.  CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

      3.1 This First Amendment shall become effective upon execution and delivery by all parties hereto.

SECTION 4.  PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

      4.1 The Company agrees to pay upon demand, the reasonable fees and expenses of Andrews & Kurth L.L.P., counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5.  MISCELLANEOUS.

      5.1 This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions, and covenants contained in the Note Agreement, the Notes and the other Transaction Documents are hereby ratified and shall be and remain in full force and effect.

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      5.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

      5.3 The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      5.4 This First Amendment shall be governed by and construed in accordance with New York law.


      IN WITNESS WHEREOF, the Company and the Noteholders have caused this First Amendment to be duly executed and delivered by their duly authorized representatives as of the date first above written.

                                    TEXOIL, INC.

                                    By: /S/ FRANK A. LODZINSKI

                                    Name: FRANK A. LODZINSKI

                                    Title: PRESIDENT


                                    RIMCO PARTNERS, L.P.,
                                    RIMCO PARTNERS, L.P. II,
                                    RIMCO PARTNERS, L.P. III, AND
                                    RIMCO PARTNERS, L.P. IV

                                    By:RESOURCE INVESTORS MANAGEMENT COMPANY
                                       LIMITED PARTNERSHIP, THEIR GENERAL
                                       PARTNER

                                    By:RIMCO ASSOCIATES, INC.,
                                       ITS GENERAL PARTNER


                                    By: /S/ GARY MILAVEC
                                          Gary Milavec
                                          Vice President

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